UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed By a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IKANOS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 1, 2009, Ikanos Communications, Inc. (“Ikanos” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) in connection with a Special Meeting of Stockholders (the “Special Meeting”), called to seek approval from the Company’s stockholders of proposals relating to the issuance of securities to Tallwood Venture Capital and the amendment and restatement of the Company’s 2004 Equity Incentive Plan.

On August 17, 2009, Ikanos sent the following letter to one of its stockholders in connection with Proposal No. 3 (amendments to the Company’s 2004 Equity Incentive Plan) to be considered at the Special Meeting. Ikanos may elect to send one or more letters and/or e-mails containing substantially the same information to certain of its other stockholders.

William A. Hench

Portfolio Manager

Royce & Associates, LLC

745 Fifth Avenue,

New York, NY 10151

Re: Ikanos Communications, Inc. - 2004 Equity Incentive Plan Proposal

Dear Bill,

I am writing to you in connection with the proposal (the “Plan Proposal”) to amend and restate our 2004 Equity Incentive Plan (the “Amended Plan”) contained in our proxy statement for the special meeting of stockholders of Ikanos Communications, Inc. (“Ikanos”), to be held on August 21, 2009.

If Ikanos receives the requisite stockholder approval of the Plan Proposal, Ikanos agrees to take such actions as are necessary to further amend the Amended Plan and related forms of equity award agreements to give effect to the following after the special stockholder meeting:

•

Exchange programs, where (i) outstanding awards are surrendered or cancelled for awards of cash or stock, or (ii) the exercise price of outstanding awards is reduced, would be subject to stockholder approval.

•

Ikanos would limit the granting of awards of restricted stock, restricted stock units, or performance shares/ units (collectively referred to as “full value awards”) to no more than 400,000 shares per year beginning with calendar 2009.

•

Any persons who are officers or directors of Ikanos within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, would only be eligible to receive awards of stock options and stock appreciation rights under the Amended Plan and would not be eligible to receive full value awards.

•

Stock options and stock appreciation rights granted under the Amended Plan would have an exercise price that is no less than one hundred percent (100%) of the fair market value per share of Ikanos common stock on the date of grant.

•	Promissory notes and loans would not be a permissible form of consideration for purchasing Ikanos common stock for new awards made under the Amended Plan.

We are committed to using the Amended Plan responsibly and believe the commitments set forth above evidence that intent.

Very truly yours,

/s/ Cory Sindelar
Cory Sindelar
Chief Financial Officer
Ikanos Communications, Inc.

* * * * * * * * * *

As disclosed in the Proxy Statement, Ikanos has retained Investor.com to assist it in the solicitation of proxies for the Special Meeting. Ikanos has instructed Investor.com to use the information contained in the letter set forth above as talking points in connection with efforts to solicit other investors to vote in support of Proposal No. 3.